Exhibit 3.3
CERTIFICATE OF DESIGNATION
OF
SERIES D CONVERTIBLE PREFERRED STOCK
OF
YUMA ENERGY, INC.

To Be Designated
Series D Convertible Preferred Stock

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Yuma Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in accordance with Section 151 of the DGCL, does hereby certify that:

1. The name of the corporation is Yuma Energy, Inc. (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation (as may be amended from time to time, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 10, 2016.

3. Pursuant to the authority conferred upon the Board of Directors (the “Board of Directors”) of the Corporation by the Certificate of Incorporation, and pursuant to the provisions of Sections 103 and 151(g) of the DGCL, said Board of Directors, by unanimous written consent on October 26, 2016, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series D Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation, the issuance of a series of preferred stock, $0.001 par value per share, of the Corporation, which shall consist of 7,000,000 shares of Series D Convertible Preferred Stock be, and the same hereby is, authorized; and that any of the Chairman of the Board of Directors, President, Secretary, Treasurer or any person authorized by the Board of Directors (each, an “Authorized Officer”) of the Corporation be, and hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designation of Series D Convertible Preferred Stock of the Corporation fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Corporation’s preferred stock), as follows:

1.           DESIGNATION AND AMOUNT. A total of 7,000,000 shares of preferred stock, $0.001 par value per share, of the Corporation, are hereby designated as “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”).

2.
DIVIDENDS. The holders of shares of Series D Preferred Stock shall be entitled to receive, in preference to all of the Corporation’s common stock, $0.001 par value per share (the “Common Stock”), issued previously or hereafter, a 7.0% per annum dividend on the Original Issue Price of each share of Series D Preferred Stock held by such holder that is cumulative and payable in kind per share in such number of shares of Series D Preferred Stock determined using a price per share equal to $11.0741176 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations, consolidations, mergers, reclassifications and the like with respect to the Series D Preferred Stock) (the “Original Issue Price’’) and calculated on actual number of days elapsed in a year of 365 days. In lieu of the issuance of a fractional share of Series D Preferred Stock as a dividend, the Corporation shall issue a whole share of Series D Preferred Stock (rounded to the nearest whole share), determined on the basis of the total number of shares of Series D Preferred Stock held by the holder with respect to which such dividends are being calculated. Such dividends will be cumulative and compound on a quarterly basis to the extent not paid for any reason. Dividends will accrue and be cumulative from the date that the Series D Preferred Stock is issued under this

Certificate of Designation, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared or paid. Quarterly dividends will be paid on the last business day of the fiscal quarter (the “Payment Date”). Dividends paid in an amount less than the total amount of such accrued dividends at the time shall be allocated pro rata on a share-by-share basis among all shares of Series D Preferred Stock at the time outstanding. The record date for determination of the holders of Series D Preferred Stock entitled to receive payment of a dividend thereon shall be fifteen (15) days before the Payment Date, or such other date that the Corporation establishes no less than ten (10) days and no more than thirty (30) days preceding the Payment Date. In addition, if and when any dividend is declared or paid by the Board of Directors with respect to the Common Stock, the Board of Directors shall also declare and pay the same dividend on each share of the Series D Preferred Stock then outstanding on an as-if-converted to Common Stock basis.

3.
SALE TRANSACTION AND LIQUIDATION.

(a) Payments to Holders of Series D Preferred Stock. In the event of a Triggering Event, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, the Preference Amount payable with respect to each outstanding share of Series D Preferred Stock held by them. If, upon the occurrence of such Triggering Event, the assets and funds thus distributed or the consideration paid to the holders of the Corporation’s capital stock, as the case may be, among the holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid Preference Amounts, then the entire assets and funds of the Corporation legally available for distribution or the consideration paid to the holders of the Corporation’s capital stock, as the case may be, shall be distributed ratably among the holders of Series D Preferred Stock in proportion to the Preference Amounts each such holder is otherwise entitled to receive. The term “Triggering Event” means a transaction or series of related transactions that results in (i) the sale, conveyance, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation or its subsidiaries, taken as a whole, (ii) the merger of the Corporation with or into or the consolidation of the Corporation with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), (iii) a third party or a group of related third parties (other than pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”)) acquiring from the Corporation, or from the holders of the Corporation’s capital stock, shares representing 50% or more of the outstanding voting power of the Corporation, or (iv) the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary; provided that none of the following shall be considered a Triggering Event: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (B) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction. The term “Preference Amount” means, with respect to each outstanding share of Series D Preferred Stock, the greater of (x) the Original Issue Price for each outstanding share of Series D Preferred Stock then held by them, plus accrued but unpaid dividends and (y) the amount distributable or the consideration payable with respect to Common Stock on the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible in the event of a Triggering Event if all outstanding shares of Series D Preferred Stock were deemed to have converted into shares of Common Stock immediately prior to such Triggering Event. Nothing in this Section 3(a) shall require the distribution to stockholders of anything other than proceeds of such Triggering Event in the event of a merger or consolidation of the Corporation.

(b) Payments to Holders of Common Stock. Upon the completion of the distribution required by Section 3(a) above, if assets or consideration, as applicable, remain in the Corporation the holders of the Common Stock of the Corporation shall receive all of the remaining assets or consideration, as applicable, of the Corporation on a pro rata basis based on the number of shares of Common Stock held by each such holder.

(c) Valuation of Consideration. In the event of a Triggering Event as described in clauses (i), (ii) or (iii) of the definition of Triggering Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i)
Securities not subject to investment letter or similar restrictions on free marketability:

(A) if traded on a securities exchange or market, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or market over a specified time period as determined in good faith by the Board of Directors;

(B) if actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period as determined in good faith by the Board of Directors; and

(C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii)
The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 3(c)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

4.
VOTING.

(a) General Voting Rights. The holders of the Series D Preferred Stock shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote and shall be entitled to vote equally with the holders of the Common Stock as a single class on an as-converted basis on any matter presented to the stockholders of the Corporation for their action or consideration.

(b) Special Voting Rights. In addition to any other vote required by law, the Certificate of Incorporation or this Certificate of Designation, the holders of shares of Series D Preferred Stock shall be entitled to vote as a separate class on all matters specifically affecting the Series D Preferred Stock. Without limiting the foregoing, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, and any such act or transaction entered into without such approval shall be null and void ab initio, and of no force or effect:

(i) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or this Certificate of Designation if such action would adversely alter or change the relative rights, preferences, privileges or powers of the Series D Preferred Stock;

(ii) authorize or issue, or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series D Preferred Stock with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation;

(iii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share of Common Stock or any security (other than Series D Preferred Stock) convertible into or exchangeable or exercisable for shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at fair market value from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares under existing agreements and/or upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal; or

(iv) declare, pay or set aside any dividends on any class of the Corporation’s capital stock (other than the payment of dividends on the Series D Preferred Stock in accordance with Section 2).

5.
CONVERSION. The holders of shares of Series D Preferred Stock shall be entitled to conversion rights as follows:

(a) Optional Conversion. Subject to Section 5(c), each share of Series D Preferred Stock (including any shares of Series D Preferred Stock payable as dividends that have accrued but are unpaid) shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the principal corporate offices of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Original Issue Price, by (ii) the conversion price (the “Conversion Price”) applicable to such share, determined as hereafter provided, in effect on the date the stock certificate is surrendered for conversion. The initial Conversion Price per share of Series D Preferred Stock shall be $11.0741176, subject to adjustment as set forth in Section 5(d).

(b) Mandatory Conversion. Without limiting the conversion rights set forth in Section 5(a) above, each share of Series D Preferred Stock shall, at the election of the Corporation, automatically be converted into shares of Common Stock at the Conversion Price then in effect for such share immediately upon a Mandatory Conversion Event. The term “Mandatory Conversion Event” means any of: (i) the date specified, if any, by vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock; (ii) with respect to any holder, any time that less than 10% of the original number of shares of Series D Preferred Stock issued to such holder (as adjusted for stock splits, stock dividends, reclassification and the like) are held by such holder together with its affiliates on combined basis; or (iii) with respect to any holder, when such holder, together with its affiliates on combined basis, is no longer a holder of shares of the Corporation’s Common Stock (or any securities received in consideration for such Common Stock in the event of merger, reorganization, reclassification or similar transaction).

(c) Mechanics of Conversion.

(i) Optional Conversion. Before any holder of Series D Preferred Stock shall be entitled to convert shares of Series D Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering shares of Series D Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event such holder shall not be deemed to have converted shares of Series D Preferred Stock until immediately prior to the closing of such sale of securities. At least ten (10) days prior to the occurrence of a Triggering Event, the Corporation shall notify each holder of Series D Preferred Stock in writing of such Triggering Event. If the conversion is in connection with a Triggering Event, the conversion may, at the option of any holder tendering shares of Series D Preferred Stock for conversion, be conditioned upon the closing of such Triggering Event, in which event such holder shall not be deemed to have converted shares of Series D Preferred Stock until immediately prior to the closing of such Triggering Event.

(ii) Mandatory Conversion. At any time following a Mandatory Conversion Event, the Corporation shall have the right to convert all shares of Series D Preferred Stock then outstanding into that number of shares of Common Stock as determined by the Conversion Price. The Corporation shall effect such conversion by providing the holders of Series D Preferred Stock with written notice (a “Notice of Mandatory Conversion”) sent by facsimile or as a scanned e-mail attachment to the e-mail address provided to the Corporation by each such holder, promptly followed by delivery of such written notice by overnight courier to the address provided to the Corporation by each such holder, and (A) stating that a Mandatory

(iii) Conversion Event has occurred, (B) specifying the then applicable Conversion Price, the number of shares of Series D Preferred Stock owned prior to the conversion, and the number of shares of Common Stock to be received as a result of such conversion, and (C) the date on which such conversion shall be consummated (the “Conversion Date”). From and after the Conversion Date, the shares of Series D Preferred Stock shall be null and void and only represent the right to receive the shares of Common Stock due upon conversion thereof, and each holder shall be deemed to have become the record holder of such shares of Common Stock on the Conversion Date. The Corporation shall issue the shares of Common Stock promptly following surrender by the holder Series D Preferred Stock of the certificate(s) representing the shares of Series D Preferred Stock to the Corporation.

(d) Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series D Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock Below Conversion Price. If the Corporation should issue, at any time after the date upon which any shares of Series D Preferred Stock were first issued (the “Issue Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Conversion Price in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 5(d)(i), unless otherwise provided in this Section 5(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section 5(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (2) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 5(d)(i)(E) below.

(B) Definition of Additional Stock. For purposes of this Section 5(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5(d)(i)(E)) by the Corporation after the Issue Date, other than:

(1)           securities issued pursuant to stock splits, stock dividends or similar transactions, as described in Section 5(d)(ii) hereof;

(2) securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Issue Date including, without limitation, warrants, notes or options;

(3) Common Stock (or options therefor) issued or issuable to employees, consultants, officers or directors of the Corporation pursuant to employee benefit plans, stock option plans, incentive plans, or restricted stock plans or agreements approved by the Board of Directors or a duly authorized committee thereof;

(4) Common Stock issued or issuable in an offering registered under the Securities Act, in connection with which all outstanding shares of Series D Preferred Stock convert to Common Stock;

(5) securities issued or issuable in connection with the acquisition by the Corporation of another company or business;

(6) securities issued or issuable to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

(7) securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors;

(8) Common Stock issued or issuable upon conversion of the Series D Preferred Stock; and

(9) securities issued or issuable in any other transaction in which exemption from these price-based antidilution provisions is approved by the affirmative vote of at least a majority of the outstanding shares of Series D Preferred Stock.

(C) No Fractional Adjustments. No adjustment of the Conversion Price shall be made in an amount less than one cent per share; provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof, as determined by the Board of Directors. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 5(d)(i):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 5(d)(i)(D)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange

(3) or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 5(d)(i)(E) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(d)(i)(E)(2) or (3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section 5(d)(i), except to the limited extent provided for in Sections 5(d)(i)(E)(2) and (3), no adjustment of the Conversion Price pursuant to this Section 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the filing date of this Certificate of Designation fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or the Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 5(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the filing date of this Certificate of Designation is decreased by a combination of the outstanding shares of Common Stock (including by way of a reverse stock split), then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(d)(ii) or 5(d)(iii), then, in each such case for the purpose of this Section 5(e), the holders of Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction or other Triggering Event provided for elsewhere in this Section 5 or in Section 3), a provision shall be made so that the holders of Series D Preferred Stock shall thereafter be entitled to receive upon conversion of shares of Series D Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of each share of Series D Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series D Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred Stock, at least ten (10) business days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock that is convertible into Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of shares of Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(j)           Reservation of Series D Preferred Stock Issuable as Dividends. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series D Preferred Stock, solely for the purpose of effecting the payment of dividends in kind on the Series D Preferred Stock, such number of its shares of Series D Preferred Stock as shall from time to time be sufficient to effect such payment of dividends on all outstanding shares of Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Series D Preferred Stock shall not be sufficient to effect the payment of dividends in kind on all then outstanding shares of Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of shares of Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series D Preferred Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.

(k)           Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited 48 hours after being deposited in the United States mail, as certified mail with postage prepaid, and addressed to each holder of record at its address appearing on the records of the Corporation or its transfer agent.

6.
MISCELLANEOUS.

(a) Any provision in this Certificate of Designation (including, but not limited to, any notice requirements) may be waived, in whole or in part, amended or otherwise modified by the prior vote or written consent of holders representing at least a majority of the outstanding shares of Series D Preferred Stock.

(b) If any Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series D Preferred Stock certificate of like tenor and representing an equivalent amount of Series D Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

(c) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(d) This Certificate of Designation shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

7.
NO OTHER RIGHTS. The shares of Series D Preferred Stock shall not have any relative, participating, optional or other special rights or powers except as set forth herein or as may be required by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its Authorized Officer, this 26th day of October, 2016.